Commerce & Finance Law Offices

6F NCI Tower, A12 Jianguomenwai Avenue,

Chaoyang District, Beijing, PRC; Postcode: 100022

Tel: (8610) 65693399 Fax: (8610) 65693838, 65693836, 65693837, 65693839

E-mail Add: beijing@tongshang.com Website: www.tongshang.com.cn

April 13, 2011

To:	Ambow Education Holding Ltd,
18th Floor, Building A, Chengjian Plaza,
No. 18, BeiTaiPingZhuang Road,
Haidian District, Beijing 100088
People’s Republic of China

Dear Sirs,

We hereby give our consent to the reference to our firm under the heading "Regulation" in Ambow Education Holding Ltd.’s Annual Report on Form 20-F for the year ended December 31, 2010. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices